Exhibit 99.1

FOR IMMEDIATE RELEASE

Media/Investor Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES, INC. ANNOUNCES INITIAL PURCHASERS’ EXERCISE OF OVER-ALLOTMENT OPTION IN CONNECTION WITH $100 MILLION CONVERTIBLE NOTE OFFERING

CHICAGO, Tuesday, March 22, 2005 – Playboy Enterprises, Inc. (“Playboy”) (NYSE: PLA, PLAA) today announced that the initial purchasers in the private offering of $100 million aggregate principal amount of its 3.00% convertible senior subordinated notes due 2025, which closed on March 15, 2005, have exercised their option to purchase an additional $15 million aggregate principal amount of the notes to cover over-allotments. The sale of the additional $15 million aggregate principal amount of the notes is expected to close on March 28, 2005, subject to customary closing conditions. Playboy intends to use the estimated $14.6 million of net proceeds from the sale of the additional notes for working capital and general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes are being offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes and the underlying Class B common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent Playboy’s current expectations and beliefs, including with respect to Playboy’s completion of the sale of securities described above.

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